Exhibit 25.1

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM T-l
STATEMENT OF ELIGIBILITY
UNDER THE TRUST INDENTURE ACT OF 1939 OF A
CORPORATION DESIGNATED TO ACT AS TRUSTEE
 Check if an Application to Determine Eligibility of a Trustee Pursuant to Section 305(b)(2)
AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
(Exact name of trustee as specified in its charter)

New York	13-3439945
(State of incorporation	(I.R.S. employer
if not a national bank)	identification No.)

59 Maiden Lane	10038
New York, New York	(Zip Code)
(Address of trustee’s
principal executive offices)
Herbert J. Lemmer
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
(718) 921-8209
(Name, address and telephone number of agent for service)
CELGENE CORPORATION
(Exact name of obligor as specified in its character)

Delaware	22-2711928
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification No.)

86 Morris Avenue
Summit, New Jersey	07901
(Address of principal executive	(Zip Code)
offices)
CONTINGENT VALUE RIGHTS
(Title of the Indenture Securities)

GENERAL
1.	General Information.

Furnish the following information as to the trustee:
a.	Name and address of each examining or supervising authority to which it is subject.

New York State Banking Department, Albany, New York

b.	Whether it is authorized to exercise corporate trust powers.

The Trustee is authorized to exercise corporate trust powers.
2.	Affiliations with Obligor.

If the obligor is an affiliate of the trustee, describe each such affiliation.

None.

3.	Voting Securities of the Trustee.

Furnish the following information as to each class of voting securities of the trustee:

As of	July 30, 2010

COL. A	COL. B

Title of Class	Amount Outstanding

Common Units — par value $1.00 per unit.	5,000,000 units
4.	Trusteeships under Other Indentures.

None.

5.	Interlocking Directorates and Similar Relationships with the Obligor or Underwriters.

None.

6.	Voting Securities of the Trustee Owned by the Obligor or its Officials.

None.

7.	Voting Securities of the Trustee Owned by Underwriters or their Officials.

None.

8.	Securities of the Obligor Owned or Held by the Trustee.

None.

9.	Securities of Underwriters Owned or Held by the Trustee.

None.

10.	Ownership or Holdings by the Trustee of Voting Securities of Certain Affiliates or Security Holders of the Obligor.

None.

11.	Ownership or Holdings by the Trustee of any Securities of a Person Owning 50 Percent or More of the Voting Securities of the Obligor.

None.

12.	Indebtedness of the Obligor to the Trustee.

None.

13.	Defaults by the Obligor. None.

14.	Affiliations with the Underwriters. None.

15.	Foreign Trustee. Not applicable.

16.	List of Exhibits.

T-1.1-	A copy of the Articles of Organization of the Trustee, as amended to date — Exhibit 1

T-1.2-	A copy of the Certificate of Authority of the Trustee to commence business — Exhibit 2

T-1.4-	Limited Liability Trust Company Agreement of the Trustee — Exhibit 3

T-1.6-	The consent of the Trustee required by Section 321(b) of the Trust Indenture Act of 1939 — Exhibit 4

T-1.7-	A copy of the latest report of condition of the Trustee published pursuant to law or the requirements of its supervising or examining authority — Exhibit 5

SIGNATURE

SIGNATURE
Pursuant to the requirements of the Trust Indenture Act of 1939, the Trustee, American Stock Transfer & Trust Company LLC, a limited liability trust company organized and existing under the laws of the State of New York, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of New York, and State of New York, on the 18th day of August, 2010.

AMERICAN STOCK TRANSFER
& TRUST COMPANY, LLC
Trustee

By:	/s/ Herbert J. Lemmer
Vice President

EXHIBIT 1
ARTICLES OF ORGANIZATION
OF
AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
We, the undersigned, all being of full age, four of us being citizens of the United States, having associated ourselves together for the purposes of forming a limited liability trust company under and pursuant to the Banking Law of the State of New York, do hereby certify the following:

First.	The name by which the limited liability trust company is to be known is American Stock Transfer & Trust Company, LLC.

Second.	The place where its principal office is to be located is 59 Maiden Lane, Borough of Manhattan, City, County, and State of New York.

Third.	The amount of its capital contributions is to be Five Million Dollars ($5,000,000), and the number of units into which such capital contributions are to be divided is five million (5,000,000) units with a par value of $1.00 each.

Fourth.	The company will not have classes or groups of members, therefore there is only one class of members. Each member shall share the same relative rights, powers, preferences, limitations, and voting powers.

Fifth.	The name, place of residence, and citizenship of each organizer are as follows:

Name	Residence	Citizenship

George Karfunkel	Brooklyn, NY, USA	USA

Michael Karfunkel	Brooklyn, NY, USA	USA

Cameron Blanks	Cremorne Point, Australia	Australia

Timothy J. Sims	Terrey Hills, Australia	Australia

Paul J. McCullagh	Tamarama, Australia	Ireland

Joseph John O’Brien	Bondi Beach, Australia	USA

Jay F. Krehbiel	Darling Point, Australia	USA

Sixth.	The term of existence of the trust company is to be until December 31, 2030, unless the interest holders agree to extend such date.

Seventh.	The number of managers of the company is to be not less than seven nor more than fifteen.

Eighth.	The names of the organizers who shall manage the company until the first annual meeting of members are as follows: George Karfunkel, Michael Karfunkel, Cameron Blanks, Timothy J. Sims, Paul J. McCullagh, Joseph John O’Brien, and Jay F. Krehbiel.

Ninth.	The limited liability trust company is to exercise the powers conferred by Section 100 of the Banking Law. The limited liability trust company shall neither accept deposits nor make loans except for deposits and loans arising directly from the exercise of the fiduciary powers specified in Section 100 of the Banking Law.
IN WITNESS WHEREOF, We have made, signed, and acknowledged this certificate in duplicate this                      day of March 2008.

/s/ George Karfunkel

George Karfunkel	Paul J. McCullagh

/s/ Michael Karfunkel

Michael Karfunkel	Joseph John O’Brien

Cameron Blanks	Jay F. Krehbiel

Timothy J. Sims
NOTARY:

State of	NY	}
ss.:
County of	Kings	}
     On this 28th day of March, 2008 personally appeared before me

George Karfunkel

Michael Karfunkel

to me known to be the persons described in and who executed the foregoing certificate, and severally acknowledged that they executed the same.
/s/ Anthony J. Foti

Anthony J. Foti
Notary Public, State of New York
No. 01FO6022425
Qualified in Kings County
Commission Expires March 29, 2011

deposits nor make loans except for deposits and loans arising directly from the exercise of the fiduciary powers specified in Section 100 of the Banking Law.
IN WITNESS WHEREOF, We have made, signed, and acknowledged this certificate in duplicate this            day of March 2008.

/s/ Paul J. McCullagh

George Karfunkel	Paul J. McCullagh

Michael Karfunkel	Joseph John O’Brien

/s/ Cameron Blanks	/s/ Jay F. Krehbiel

Cameron Blanks	Jay F. Krehbiel

/s/ Timothy J. Sims Timothy J. Sims
NOTARY:

State of	New South Wales	}
ss:
County of	Australia	}
On this 27th day of March, 2008 personally appeared before me

Cameron R Blanks	Paul J McCullagh

Timothy J Sims

Jay F Krehbiel

to me known to be the persons described in and who executed the foregoing certificate, and severally acknowledged that they executed the same.

/s/ Brendan Anthony Bateman

Brendan Anthony Bateman

deposits nor make loans except for deposits and loans arising directly from the exercise of the fiduciary powers specified in Section 100 of the Banking Law.
IN WITNESS WHEREOF, We have made, signed, and acknowledged this certificate in duplicate this            day of March 2008.

George Karfunkel	Paul J. McCullagh

/s/ Joseph John O’Brien

Michael Karfunkel	Joseph John O’Brien

Cameron Blanks	Jay F. Krehbiel

Timothy J. Sims

Kingdom of Thailand
NOTARY:	Bangkok Metropolis	}ss
Embassy of the United States
State of	of America	}
ss.:
County of		}
     On this                      day of      Mar 27 2008,                      personally appeared before me

* Joseph John O’Brien *

to be the persons described in and who executed the foregoing certificate, and severally acknowledged that they executed the same.
/s/ Chamnannuch Scherer
Chamnannuch Scherer
Consular Associate of the
United States of America

          Indefinite

EXHIBIT 2
Whereas, the Articles of Organization of AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, of New York, New York, have heretofore been duly approved and said AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC has complied with the provisions of Chapter 2 of the Consolidated Laws,
Now Therefore I, David S. Fredsall, as Deputy Superintendent of Banks of the State of New York, do hereby authorize the said AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC to transact the business of a Limited Liability Trust Company, at 59 Maiden Lane, Borough of Manhattan, City of New York within this State.
In Witness Whereof, I have hereunto set my hand and affixed the official seal of the Banking Department, this 30th day of May in the year two thousand and eight.

David s Fredsall

Deputy Superintendent of Banks

EXHIBIT 3
LIMITED LIABILITY TRUST COMPANY AGREEMENT
OF
AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
          THIS LIMITED LIABILITY TRUST COMPANY AGREEMENT (the “Agreement”) of American Stock Transfer & Trust Company, LLC (the “Company”) dated as of this 28th day of May, 2008, by Armor Holding II LLC, as the sole member of the Company (the “Member”).
RECITAL
          The Member has converted the Company into a limited liability trust company under the laws of the State of New York and desires to enter into a written agreement, in accordance with the provisions of the Limited Liability Company Law of the State of New York and any successor statute, as amended from time to time (the “Act”) and the Banking Law of the State of New York and any successor statute, as amended from time to time (the “Banking Law”), governing the affairs of the Company and the conduct of its business.
ARTICLE 1
The Limited Liability Trust Company
          a. Formation. The Member has converted the Company into a limited liability trust company pursuant to the Act and the Banking Law. The conversion of the Company from a New York trust company into a New York limited liability trust company was approved by the New York Banking Board on April 17, 2008 in conformity with Section 102-a(3) of the Banking Law. The conversion to a limited liability trust company will become effective on the date that the New York State Banking Department issues an Authorization Certificate for the converted entity.
          b. Name. The name of the Company shall be “American Stock Transfer & Trust Company, LLC” and its business shall be carried on in such name with such variations and changes as the Board (as hereinafter defined) shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.
          c. Business Purpose; Powers. The purposes for which the Company is formed are:

          (i) to exercise the powers conferred by Section 100 of the Banking Law, including corporate trust powers; personal trust powers; pension trust powers for tax qualified, pension trusts and retirement plans; and common or collective trust powers; provided, however, that the Company shall neither accept deposits nor make loans except for deposits and loans arising directly from the exercise of its fiduciary powers as specified in this Section 1(c); and
          (ii) in furtherance of the foregoing, to engage in any lawful act or activity for which limited liability trust companies may be formed under the Banking Law.
          d. Registered Office and Agent. The Secretary of State is designated as agent of the limited liability company upon whom process against it may be served. The post office address within or without this state to which the Secretary of State shall mail a copy of any process against the limited liability company served upon him or her is 59 Maiden Lane, Plaza Level, New York NY 10038.
          e. Term. Subject to the provisions of Article 6 below, the Company shall continue until December 31, 2030, unless the Members agree to extend such date.
ARTICLE 2
The Member
          a. The Member. The name and address of the Member is as follows:

Name	Address
Armor Holding II LLC	c/o American Stock Transfer & Trust Company, LLC
59 Maiden Lane, Plaza Level, New York, NY 10038.
          b. Actions by the Member; Meetings. All actions taken by a member must be duly authorized by the board of managers of the Member (the “Member’s Board”) in accordance with the Shareholders Agreement (as hereinafter defined). Subject to the foregoing sentence, the Member may approve a matter or take any action at a meeting or without a meeting by the written consent of the Member. Meetings of the Member may be called at any time by the Member.
          c. Liability of the Member. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member, except as otherwise provided for by law.
          d. Power to Bind the Company. Except as required by the Act or the Banking Law, the Member (acting in its capacity as such) shall have no authority to bind the Company to any third party with respect to any matter.
          e. Admission of Members. New members shall be admitted only upon the approval of the Member and the Board in accordance with Section 3(c)(i)(A).
          f. Engagement of Third Parties. Subject to the provisions of Article 3, the Company, may, from time to time, employ any Person or engage third parties to render services to the Company on such terms and for such compensation as the Member may reasonably determine, including, attorneys, investment consultants, brokers or finders, independent auditors and printers. Such employees and third parties may be affiliates of any Member. Persons retained, engaged or employed by the Company may also be engaged, retained or employed by and act on behalf of one or more Member or any of their respective affiliates.
ARTICLE 3
The Board
          a. Management By Board of Managers.
          (i) Subject to Section 3(f) and such matters which are expressly reserved hereunder, under the Act, under the Banking Law or under that certain Shareholders Agreement, dated as of May 27, 2008, among the Shareholders of Armor Holdco, Inc. and Armor Holdco, Inc. (the “Shareholders Agreement”), to the Member for decision, the business and affairs of the Company shall be managed by a board of managers (the “Board”), which shall be responsible for policy setting, approving the overall direction of the Company and making all decisions affecting the business and affairs of the Company. The Board shall consist of seven (7) individuals (the “Managers”). The initial Board shall consist of seven (7) members, who shall be George Karfunkel, Michael Karfunkel (each of George Karfunkel and Michael Karfunkel, and any of their respective successors, individually, a “Family Manager”), Cameron Blanks, Timothy J. Sims, Paul James McCullagh, Joseph John O’Brien, and Jay Frederick Krehbiel (each of Cameron Blanks, Timothy J. Sims, Paul James McCullagh, Joseph John O’Brien, and Jay Frederick Krehbiel, and any of their respective successors, individually, a “PEP Manager”).

          (ii) Each Manager shall be elected by the Member and shall serve until his or her successor has been duly elected and qualified, or until his or her earlier removal, resignation, death or disability. Subject to the provisions of clause (iii) below, the Member may remove any Manager from the Board or from any other capacity with the Company at any time, with or without cause. A Manager may resign at any time upon written notice to the Member.
          (iii) The Member may take all actions necessary to cause the Board to consist of the same managers that compose the Member’s Board. Accordingly, if any person who is a member of the Members’ Board ceases to be a member of such board for any reason, the Member may take such action as is necessary to remove such person from the Board and elect to the Board the person appointed to the Member’s Board in place of such person.
          (iv) Any vacancy occurring on the Board as a result of the resignation, removal, death or disability of a Manager or an increase in the size of the Board shall be filled by the Member. A Manager chosen to fill a vacancy resulting from the resignation, removal, death or disability of a Manager shall serve the unexpired term of his or her predecessor in office.
          b. Action By the Board.
          (i) Meetings of the Board shall be held at least once per quarter. Each Manager may call a meeting of the Board upon two (2) days prior written notice to each Manager. The presence of a majority of the Managers then in office shall constitute a quorum at any meeting of the Board, provided that such majority includes at least two (2) Family Managers and two (2) PEP Managers. Subject to Section 3(c) below, all actions of the Board shall require the affirmative vote of a majority of the Managers then in office.
          (ii) Meetings of the Board may be conducted in person or by conference telephone facilities. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if such number of Managers sufficient to approve such action pursuant to the terms of this Agreement consent thereto in writing. Notice of any meeting may be waived by any Manager.
          c. Notwithstanding anything in this Agreement to the contrary (but subject in all cases to the provisions of this Section 3(c)), the Company shall not take any Fundamental Actions, or enter into any arrangement or contract to do any Fundamental Actions, unless such Fundamental Action shall have received the following approvals: (1) the approval of Managers holding a majority of the votes entitled to be cast by all members of the Board of Managers and (2), until the earlier of the Put Closing (if any) and the date on which the Family Shareholders cease to own Holdco Shares in accordance with the terms of the Shareholders Agreement, the approval of Family Managers holding a majority of the votes entitled to be cast by the Family Managers. Terms capitalized but not defined in this Section 3(c) shall have the meaning ascribed to such term in the Shareholders Agreement.
          (i) Until the first to occur of (a) the Put Termination Date (or if such date occurs before June 30, 2010, then June 30, 2010) and (b) the date on which the Family Shareholders cease to own a number of Holdco Shares equal to or greater than 10.0% of the Holdco Shares then outstanding (calculated on a fully-diluted basis), “Fundamental Actions” shall mean:
A.	Issuance of Equity. Any issuance, redemption, repurchase or acquisition of any Equity Securities of the Company or any of its Subsidiaries;

B.	Amendment of Securities or Governing Documents. Any (i) repeal or material amendment or alteration in any manner of the Governing Documents of the Company or any of its Subsidiaries, including any change in the number of managers; or (ii) except as expressly required by the terms of this Agreement or the Shareholders Agreement, any amendment of any rights, powers, preferences, privileges or other terms of any Equity Securities of the Company or any of its Subsidiaries, or any conversion of any Equity Securities of the Company or any of its Subsidiaries into, or any exchange of such Equity Securities for, any other securities or other instruments of any Person to the extent such event would be adverse to the Family Shareholders;

C.	Affiliate Transactions. Any contract, commitment, arrangement or transaction between any Shareholder or any officer, director, employee, Affiliate or direct or indirect equityholder of any Shareholder, the Company or any Subsidiary of the Company, or any individual in such officer’s, director’s, Affiliate’s or equityholder’s immediate family, or any Person controlled by such officer, director, employee, Affiliate or equityholder or any member of the immediate family (other than Holdco or any of its Subsidiaries) of any of the foregoing (other than immediate family members of employees), on the one hand, and the Company or any Subsidiary of the Company, on the other hand, other than employment agreements or other agreements or plans regarding compensation or employee benefits, with officers of the Company and its Subsidiaries who are not part of Senior Management;

D.	Bankruptcy. Pursuant to or within the meaning of any Bankruptcy Law: (1) the commencement of a voluntary case; (2) the consent to the entry of any order for relief against the Company in an involuntary case; (3) the consent to the appointment of a custodian of the Company; or (4) a general assignment for the benefit of the Company’s creditors;

E.	Mergers, Acquisitions. Subject to the provisions of Section 6.3 of the Shareholders Agreement, any merger, consolidation, reconstitution or reorganization of the Company or any of its Subsidiaries with any other Person (other than Holdco or any of its Subsidiaries), or any acquisitions of any material business or Person by any manner, whether in a single transaction or a series of related transactions;

F.	Public Offering. Any public offering of Equity Securities (whether or not involving an issuance of equity or solely a public offering of outstanding equity) of the Company or any of its Subsidiaries (or any corporation into which the Company or any of its Subsidiaries is converted at a future date); or

G.	Dispositions. Any transfers or other dispositions by the Company or any of its Subsidiaries (other than to Holdco or any of its Subsidiaries) of all or a substantial amount of its properties or assets, including by way of dividend or distribution other than cash dividends on a pro rata basis to all Members in accordance with the number of Common Interests (as hereinafter defined) owned by them.
          (ii) Following the first to occur of (a) the Put Termination Date (or if such date occurs before June 30, 2010, then June 30, 2010) and (b) the date on which the Family Shareholders ceases to own a number of Holdco Shares equal to or greater than 10.0% of the Holdco Shares then outstanding (calculated on a fully-diluted basis), “Fundamental Actions” shall mean:
A.	Issuance of Equity. Any issuance, redemption, repurchase or acquisition of any Equity Securities of the Company or any of its Subsidiaries other than with respect to a public offering of the shares or other equity interests in the Company or any of its Subsidiaries in which the Family Shareholders are entitled to participate as selling shareholders in such public offering with cutback obligations that are no less favorable than on a pro rata basis with any other Shareholder and with no other Shareholder being provided more favorable registration rights in connection therewith than those provided to the Family Shareholders;

B.	Governing Documents. Any (i) repeal or material amendment or alteration in any manner of the Governing Documents of the Company or any of its Subsidiaries, including any change in the number of managers; or (ii) except as expressly required by the terms of this Agreement, any amendment of any rights, powers, preferences, privileges or other terms of any Equity Securities of the Company or any of its Subsidiaries, or any conversion of any Equity Securities of the Company or any of its Subsidiaries into, or any exchange of such Equity Securities for, any other securities or other instruments of any Person to the extent such event would be adverse to the Family Shareholders; or

C.	Affiliate Transactions. Any contract, commitment, arrangement or transaction between any Shareholder or any officer, director, employee, Affiliate or direct or indirect equityholder of any Shareholder, the Company or any Subsidiary of the Company, or any individual in such officer’s, director’s, Affiliate’s or equityholder’s immediate family, or any Person controlled by such officer, director, employee, Affiliate or equityholder or any member of the immediate family (other than Holdco or any of its Subsidiaries) of any of the foregoing (other than immediate family members of employees), on the one hand, and the Company or any Subsidiary of the Company, on the other hand, other than employment agreements or other agreements or plans regarding compensation or employee benefits, with officers of the Company and its Subsidiaries who are not part of Senior Management.
          d. Power to Bind Company. None of the Managers (acting in their capacity as such) shall have authority to bind the Company to any third party with respect to any matter unless the Board shall have approved such matter and authorized such Manager(s) to bind the Company with respect thereto.
          e. President. Upon execution of this Agreement, the Member agrees to take such action and to cause the Board to take such action as is necessary to cause Michael Karfunkel to be appointed by the Board to serve as Chairman, Chief Executive Officer and President of the Company (the “President”) and Herbert Lemmer to be appointed by the Board to serve as Secretary of the Company.
          f. Powers of President. Terms capitalized but not defined in this Section 3(f) shall have the meaning ascribed to such term in the Shareholders Agreement. At the discretion of the President, provided that such actions are taken in good faith and in the best interests of the Company and the Shareholders, the Company and its Subsidiaries shall:

i.	Debt. Incur, assume, guarantee or prepay indebtedness for borrowed money up to $1,000,000 in the aggregate, during any calendar year; provided that the Company and its Subsidiaries shall, at all times, be entitled to incur, assume, guarantee or prepay trade payables arising in the ordinary course of business;

ii.	Capital Expenditures. Make capital expenditures up to $1,000,000, in the aggregate, during any calendar year;

iii.	Information Technology/Intellectual Property Development. Make any payment for the development, purchase or license of any new information technology or intellectual property which, together with all other such payments, during the calendar year of such payment, is up to $1,000,000;

iv.	Contracts. Enter into any new Contract obligating the Company or any of its Subsidiaries to make payments of up to $1,000,000 over the contract term;

v.	Officers. Appoint or terminate any other officers and employees of the Company and its Subsidiaries; and

vi.	Kaufthal. Modify, amend, restate or replace the Employment Agreement between Amtrust Equity Plan Solutions, Inc. and Uri Kaufthal and the Shareholders Agreement dated as of February 9, 2006 among Amtrust Equity Plan Solutions, Inc., Uri Kaufthal, Michael Karfunkel and George Karfunkel in connection with providing equity interests, equity incentives, options, performance units or other incentive-based compensation to Mr. Uri Kaufthal by reason of his equity interest in AST Equity Plan Solutions, Inc., provided that prior to any such modification, amendment, restatement or replacement, the President shall receive oral or written consent (not to be unreasonably withheld or delayed) to such modification, amendment, restatement or replacement from the majority of the PEP Directors regarding the terms of such modification, amendment, restatement or replacement.
ARTICLE 4
Capital Structure and Contributions
          a. Capital Structure. The capital structure of the Company shall consist of one class of common interests, par value $1.00 (the “Common Interests”). Each Common Interest shall entitle its holder to one vote per Common Interest on each matter on which the Member shall be entitled to vote. All Common Interests shall be identical with each other in every respect. The Company shall be authorized to issue 5,000,000 Common Interests. In exchange for all of the outstanding shares of American Stock Transfer & Trust Company held by the Member, the 5,000,000 Common Interests shall be issued to the Member. The Member shall own all of the Common Interests issued and outstanding.
          b. Capital Contributions. From time to time, the Board may determine that the Company requires capital and may request the Member to make capital contribution(s) in an amount determined by the Board. A capital account shall be maintained for the Member, to which contributions and profits shall be credited and against which distributions and losses shall be charged.
          c. Right to Issue Certificates. The ownership of a Common Interest by a Member shall be evidenced by a certificate (a “Certificate”) issued by the Company.
          d. Form of Certificates. Certificates attesting to the ownership of Common Interests in the Company shall be in substantially the form set forth in Exhibit A hereto and shall state that the Company is a limited liability trust company formed under the laws of the State of New York, the name of the Member to whom such Certificate is issued and that the Certificate represents limited liability trust company interests within the meaning of the Act and the Banking Law. Each Certificate shall bear the following legend:
“This Certificate evidences a Common Interest in the American Stock Transfer & Trust Company, LLC (the “Company”) and shall be a security for purposes of Article 8 of the Uniform Commercial Code. The Common Interest represented by this Certificate, and any sale, pledge, hypothecation or transfer thereof, are subject to the provisions of the Limited Liability Trust Company Agreement of the Company dated as of May 27, 2008 (the “LLTC Agreement”) and the Shareholders Agreement dated as of May 27, 2008 among the shareholders of Armor Holdco, Inc. and Armor Holdco, Inc. (together with the LLTC Agreement, the “Agreements”) which place certain restrictions on the transfer of such Common Interest. Any Person accepting the Common Interest represented by this Certificate shall agree to the provisions of such Agreements. A copy of such Agreements will be furnished to the record holder of this Certificate without charge upon written request to the Company at its principal place of business.”

          e. Execution. Each Certificate shall be signed by the Chief Executive Officer or the President of the Company and by the Secretary or an Assistant Secretary of the Company by either manual or facsimile signature.
          f. Registrar. The Company shall maintain an office where Certificates may be presented for registration of transfer or for exchange. Unless otherwise designated, the Secretary of the Company shall act as registrar and shall keep a register of the Certificates and of their transfer and exchange.
          g. Issuance. The Certificates of the Company shall be numbered and registered in the interest register or transfer books of the Company as they are issued.
          h. Common Interest Holder Lists. The Company shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all holders of Common Interests.
          i. Transfer and Exchange. When Certificates are presented to the Company with a request to register a transfer, the Company shall register the transfer or make the exchange on the register or transfer books of the Company; provided, that any Certificates presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by the holder thereof or his attorney duly authorized in writing. Notwithstanding the foregoing, the Company shall not be required to register the transfer, or exchange, any Certificate if as a result the transfer of the Common Interest at issue would cause the Company or the Member to violate the Securities Act, the Exchange Act, the Investment Company Act, or the laws, rules, regulations, orders and other directives of any Governmental Authority or otherwise violate the terms of this Agreement or the Shareholders Agreement.
          j. Record Holder. Except to the extent that the Company shall have received written notice of an assignment of Common Interests and such assignment complies with the requirements of Section 7(a) of this Agreement, the Company shall be entitled to treat the individual or entity in whose name any Certificates issued by the Company stand on the books of the Company as the absolute owner thereof, and shall not be bound to recognize any equitable or other claim to, or interest in, such Common Interests on the part of any other individual or entity.
          k. Replacement Certificates. If any mutilated Certificate is surrendered to the Company, or the Company receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, the Company shall issue a replacement Certificate if the requirements of Section 8-405 of the Uniform Commercial Code are met. If required by the Company, an indemnity and/or the deposit of a bond in such form and in such sum, and with such surety or sureties as the Company may direct, must be supplied by the holder of such lost, destroyed or stolen Certificate that is sufficient in the judgment of the Company to protect the Company from any loss that it may suffer if a Certificate is replaced. The Company may charge for its expenses incurred in connection with replacing a Certificate.
ARTICLE 5
Profits, Losses and Distributions
          a. Profits and Losses. For financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis in accordance with the manner determined by the Board. In each year, profits and losses shall be allocated entirely to the Member.
          b. Distributions. The Board shall determine profits available for distribution and the amount, if any, to be distributed to the Member, and shall authorize and distribute on the Common Interests, the determined amount when, as and if declared by the Board. The distributions of the Company shall be allocated entirely to the Member, provided, however, such distributions are in accordance with the Banking Law.
ARTICLE 6
Events of Dissolution
          The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events (each, an “Event of Dissolution”):
          a. The Board votes for dissolution; or
          b. A dissolution of the Company under Section 102-a(2) of the Banking Law or Section 701 of the Act.
ARTICLE 7
Transfer of Interests in the Company
          Except upon the approval of the Member’s Board in accordance with Section 4.2 of the Shareholders Agreement, the Member may not sell, assign, transfer, convey, gift, exchange or otherwise dispose of any or all of its Common Interests; provided, that the Member may sell, assign (as collateral security or otherwise), transfer or otherwise dispose of such Common Interests to the secured parties to the extent required by the Debt Facility and Mezzanine Note Facility (as

defined in the Shareholders Agreement) (including any refinancings, replacements, restatements, amendments or other modifications to those agreements), and such secured parties may sell, assign, transfer or otherwise dispose of such Common Interests in connection with the enforcement of such security interest to the extent provided in the Senior Finance Documents (as defined in the Debt Facility) and the Mezzanine Note Finance Documents (as defined in the Mezzanine Note Facility), and the restrictions in Article 3, this Article 7 or any other provision hereunder shall not apply with respect to any such sale, assignment, transfer or other disposition. Subject to the foregoing provisions of this Article 7, upon receipt by the Company of a written agreement executed by the person or entity to whom such Common Interests are to be transferred agreeing to be bound by the terms of this Agreement, such person shall be admitted as a member, provided, however, that transfers of interests to a controlling party shall first be approved by the Banking Board as may be required by section 143-b of the Banking Law.
ARTICLE 8
Exculpation and Indemnification
          a. Exculpation. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act or Banking Law. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, none of the Member, Managers, or any officers, directors, stockholders, partners, employees, affiliates, representatives or agents of any of the foregoing, nor any officer, employee, representative or agent of the Company (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by the Agreement, provided such act or omission does not constitute fraud, willful misconduct, bad faith, or gross negligence.
          b. Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. A

Covered Person shall not be entitled to indemnification under this Section 8 with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, bad faith or gross negligence or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Board. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Article 8.
          c. Insurance. The Board in its discretion shall have the power to cause the Company to purchase and maintain insurance in accordance with, and subject to, the Act and Banking Law.
          d. Amendments. Any repeal or modification of this Article 8 by the Member shall not adversely affect any rights of such Covered Person pursuant to this Article 8, including the right to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
ARTICLE 9
Miscellaneous
          a. Tax Treatment. Unless otherwise determined by the Member, the Company shall be a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes), and the Member and the Company shall timely make any and all necessary elections and filings for the Company to be treated as a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes).
          b. Amendments. Subject to approval by the Board in accordance with Section 3(c), amendments to this Agreement and to the Certificate of Formation shall be approved in writing by the Member. An amendment shall become effective as of the date specified in the approval of the Member or if none is specified as of the date of such approval or as otherwise provided in the Act.
          c. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Member with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.
          d. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of laws thereof.
          e. Limited Liability Trust Company. The Member intends to form a limited liability trust company and does not intend to form a partnership under the laws of the State of New York or any other laws.

     IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day first above written.

ARMOR HOLDING II LLC
By:	/s/ Michael Karfunkel
Name:	Michael Karfunkel
Title:	President

[AST LLTC OPERATING AGREEMENT]

EXHIBIT A
[FORM OF CERTIFICATE]

Number ___	[Common Interest/Units ___]
American Stock Transfer & Trust Company, LLC
a limited liability trust company formed under the laws of the State of New York
Limited Liability Trust Company Common Interest
[Legend]
THIS CERTIFICATE EVIDENCES A COMMON INTEREST IN THE AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC (THE “COMPANY”) AND SHALL BE A SECURITY FOR PURPOSES OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE. THE COMMON INTEREST REPRESENTED BY THIS CERTIFICATE, AND ANY SALE, PLEDGE, HYPOTHECATION OR TRANSFER THEREOF, ARE SUBJECT TO THE PROVISIONS OF THE LIMITED LIABILITY TRUST COMPANY AGREEMENT OF THE COMPANY DATED AS OF [___] (THE “LLTC AGREEMENT”) AND THE SHAREHOLDERS AGREEMENT DATED AS OF [___], 2008 AMONG THE SHAREHOLDERS OF ARMOR HOLDCO, INC. AND ARMOR HOLDCO, INC. (TOGETHER WITH THE LLTC AGREEMENT, THE “AGREEMENTS”) WHICH PLACE CERTAIN RESTRICTIONS ON THE TRANSFER OF SUCH COMMON INTEREST. ANY PERSON ACCEPTING THE COMMON INTEREST REPRESENTED BY THIS CERTIFICATE SHALL AGREE TO THE PROVISIONS OF SUCH AGREEMENTS. A COPY OF SUCH AGREEMENTS WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.
This Certifies that                                          is the owner of                      fully paid and non-assessable Common Interests of the above-named Company and is entitled to the full benefits and privileges of such Common Interest, subject to the duties and obligations, as more fully set forth in the Agreements. This Certificate is transferable on the books of the Company by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed.
In Witness Whereof the said Limited Liability Trust Company has caused this Certificate, and the Common Interest it represents, to be signed by its duly authorized officers this ___day of ___, 20 ___.

[Title of person executing]	[Title of person executing]

16

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EXHIBIT 4
Securities and Exchange Commission
Washington, DC 20549
Gentlemen:
Pursuant to the provisions of Section 321 (b) of the Trust Indenture Act of 1939, and subject to the limitations therein contained, American Stock Transfer & Trust Company, LLC hereby consents that reports of examinations of said corporation by Federal, State, Territorial or District authorities may be furnished by such authorities to you upon request therefor.

Very truly yours, AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
By	/s/ Herbert J. Lemmer
Vice President

June 2010 FFIEC 041 American Stock Transfer & Trust Company, LLC — ID RSSD# 27156	Printed: 07/29/2010 — 04:33pm
Schedule RC 14
EXHIBIT 5
Consolidated Report of Condition for Insured Commercial
and State-Chartered Savings Banks for June 30, 2010
All schedules are to be reported in thousands of dollars. Unless otherwise indicated, report the amount outstanding as of the last business day of the quarter.
Schedule RC — Balance Sheet

Dollar Amounts in Thousands		Bil | Mil | Thou
ASSETS
1. Cash and balances due from depository institutions (from Schedule RC-A):
a. Noninterest-bearing balances and currency and coin (1)	RCON0081	45,988	1.a.
b. Interest-bearing balances (2)	RCON0071	548	1.b.
2. Securities:
a. Held-to-maturity securities (from Schedule RC-B, column A)	RCON1754	0	2.a.
b. Available-for-sale securities (from Schedule RC-B, column D)	RCON1773	0	2.b.
3. Federal funds sold and securities purchased under agreements to resell:
a. Federal funds sold	RCONB987	0	3.a.
b. Securities purchased under agreements to resell (3)	RCONB989	0	3.b.
4. Loans and lease financing receivables (from Schedule RC-C):
a. Loans and leases held for sale	RCON5369	0	4.a.
b. Loans and leases, net of unearned income	RCONB528	0	4.b.
c. LESS: Allowance for loan and lease losses	RCON3123	0	4.c.
d. Loans and leases, net of unearned income and allowance (item 4.b minus 4.c)	RCONB529	0	4.d.
5. Trading assets (from Schedule RC-D)	RCON3545	0	5.
6. Premises and fixed assets (including capitalized leases)	RCON2145	37,486	6.
7. Other real estate owned (from Schedule RC-M)	RCON2150	0	7.
8. Investments in unconsolidated subsidiaries and associated companies	RCON2130	0	8.
9. Direct and indirect investments in real estate ventures	RCON3656	0	9.
10. Intangible assets:
a. Goodwill	RCON3163	466,764	10.a.
b. Other intangible assets (from Schedule RC-M)	RCON0426	465,146	10.b.
11. Other assets (from Schedule RC-F)	RCON2160	15,697	11.
12. Total assets (sum of items 1 through 11)	RCON2170	1,031,629	12.

(1)	Includes cash items in process of collection and unposted debits.

(2)	Includes time certificates of deposit not held for trading.

(3)	Includes all securities resale agreements, regardless of maturity.

June 2010 FFIEC 041 American Stock Transfer & Trust Company, LLC — ID RSSD# 27156	Printed: 07/29/2010 — 04:33 pm
Schedule RC 15
EXHIBIT 5
Schedule RC — Continued

Dollar Amounts in Thousands		Bil | Mil | Thou
LIABILITIES
13. Deposits:
a. In domestic offices (sum of totals of columns A and C from Schedule RC-E)	RCON2200	0	13.a.
(1) Noninterest-bearing(1)	RCON6631	0	13.a.(1).
(2) Interest-bearing	RCON6636	0	13.a.(2).
b. Not applicable
14. Federal funds purchased and securities sold under agreements to repurchase:
a. Federal funds purchased (2)	RCONB993	0	14.a.
b. Securities sold under agreements to repurchase (3)	RCONB995	0	14.b.
15. Trading liabilities (from Schedule RC-D)	RCON3548	0	15.
16. Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases) (from Schedule RC-M)	RCON3190	0	16.
17. Not applicable
18. Not applicable
19. Subordinated notes and debentures (4)	RCON3200	0	19.
20. Other liabilities (from Schedule RC-G)	RCON2930	15,981	20.
21. Total liabilities (sum of items 13 through 20)	RCON2948	15,981	21.
22. Not applicable			22.

EQUITY CAPITAL
Bank Equity Capital
23. Perpetual preferred stock and related surplus	RCON3838	0	23.
24. Common stock	RCON3230	5,000	24.
25. Surplus (exclude all surplus related to preferred stock)	RCON3839	1,028,788	25.
26.			26.
a. Retained earnings	RCON3632	(18,140)	26.a.
b. Accumulated other comprehensive income (5)	RCONB530	0	26.b.
c. Other equity capital components (6)	RCONA130	0	26 c.
27.			27.
a. Total bank equity capital (sum of items 23 through 26.c)	RCON3210	1,015,648	27.a.
b. Noncontrolling (minority) interests in consolidated subsidiaries	RCON3000	0	27.b.
28. Total equity capital (sum of items 27.a and 27.b)	RCONG105	1,015,648	28.
29. Total liabilities and equity capital (sum of items 21 and 28)	RCON3300	1,031,629	29.

(1)	Includes total demand deposits and noninterest-bearing time and savings deposits.

(2)	Report overnight Federal Home Loan Bank advances in Schedule RC, item 16, “Other borrowed money.”

(3)	Includes all securities repurchase agreements, regardless of maturity.

(4)	Includes limited-life preferred stock and related surplus.

(5)	Includes net unrealized holding gains (losses) on available-for-sale securities, accumulated net gains (losses) on cash flow hedges, and minimum pension liability adjustments.

(6)	Includes treasury stock and unearned Employee Stock Ownership Plan shares.